Filed Pursuant to Rules 424(B)(3) and 424(C)
Registration Statement No. 333-248954
Utz Brands, Inc.
SUPPLEMENT NO. 8 TO
PROSPECTUS DATED OCTOBER 12, 2020
THE DATE OF THIS SUPPLEMENT IS FEBRUARY 4, 2021
This prospectus supplement (this “Supplement No. 8”) is part of the prospectus of Utz Brands, Inc. (the “Company”), dated October 12, 2020 (the “Prospectus”). This Supplement No. 8 supplements, modifies or supersedes certain information contained in the Prospectus, with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 4, 2021 (the “Current Report”). Accordingly, the Company has attached the Current Report to this prospectus supplement. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 8. Except to the extent that the information in this Supplement No. 8 modifies or supersedes the information contained in the Prospectus, this Supplement No. 8 should be read, and will be delivered, with the Prospectus. This Supplement No. 8 is not complete without, and may not be utilized except in connection with, the Prospectus.
The Company’s Class A Common Stock are traded on the New York Stock Exchange under the symbols “UTZ”. On February 3, 2021, the closing price of the Company’s Class A Common Stock was $23.15.
Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 29 of the Prospectus and any applicable prospectus supplement to read about factors you should consider before buying the Company’s Class A Common Stock.
The Company is an “emerging growth company” as defined under the federal securities laws and, as such, the Company intends to comply with reduced disclosure and regulatory requirements.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this Supplement No. 8 or the Prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2021

Utz Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38686	85-2751850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 High Street
Hanover, PA 17331
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (717) 637-6644

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UTZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08.    Shareholder Director Nominations

To the extent applicable, the information in Item 8.01 of this report is incorporated by reference into this Item 5.08.

Item 8.01.    Other Events

The board of directors (the “Board”) of Utz Brands, Inc. (the “Company”) has established May 6, 2021 as the date of the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). This date represents a change of more than 30 calendar days from the anniversary of the date deemed to be the date of the preceding year’s annual meeting pursuant to Article I, Section 12(a)(2) of the Company’s By-laws (the “By-laws”).

Under the By-laws, in order for stockholder proposals and director nominations to be presented at the 2021 Annual Meeting (including by means of inclusion of a stockholder proposal in the proxy materials under Rule 14a-8 pursuant to the Securities Exchange Act of 1934, as amended), the Company must have received proper notice at the Company’s principal executive offices not later than the close of business on February 16, 2021. The notice must include all of the information required by the By-laws.

All proposals and nominations must be addressed to the Secretary of the Company at “Utz Brands, Inc., 900 High Street, Hanover, Pennsylvania 17331, Attention: Todd M. Staub, Secretary.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Utz Brands, Inc.

Dated: February 4, 2021
By: /s/ Cary Devore

Name: Cary Devore
Title: Executive Vice President, Chief Financial Officer